SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 18, 2018

SCPHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

001-38293	46-5184075
(Commission File Number)	(I.R.S. Employer Identification No.)

2400 District Avenue, Suite 310 Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 517-0730

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 19, 2018, Abraham Ceesay departed as Chief Operating Officer of scPharmaceuticals Inc. (the “Company”). His departure was not related to any disagreement with the Company on any matter relating to its operations, policies, practices or any issues regarding financial disclosures, accounting or legal matters. In connection with his departure, on October 18, 2018, Mr. Ceesay entered into a Separation Agreement (the “Separation Agreement”) with the Company, providing for the terms of Mr. Ceesay’s separation from the Company and pursuant to which Mr. Ceesay provides the Company with a customary release of claims. Under the terms of the Separation Agreement, Mr. Ceesay will continue to receive his base salary and benefits now in effect for six months following his separation from the Company, provided that if he has not entered into a Service Relationship (as defined in the Separation Agreement) at the end of such six-month period, he will continue to receive his base salary and benefits now in effect for either an additional three months thereafter or until his earlier entry into a Service Relationship. The Separation Agreement further provides that the exercise period for Mr. Ceesay’s vested options will be extended until 24 months following his separation from the Company.

The above description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Separation Agreement, dated October 18, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCPHARMACEUTICALS INC.

Date: October 22, 2018	By:	/s/ John H. Tucker
	Name:	John H. Tucker
	Title:	President, Chief Executive Officer and Principal Executive Officer